Exhibit 5.1

Regius Thoroughbreds
2850 W. Horizon Ridge Parkway
Ste 200
Henderson, Nevada 89052

June 3, 2011

Re:           Attorney Consent Letter

Gentlemen:

We have acted as counsel for Regius Thoroughbreds., a Nevada corporation, (the “Company”) in connection with its filing of a Registration Statement on Form S-1, (the “Registration Statement”) covering an aggregate amount of Sixty Two Million (62,000,000) shares of the Class A Company’s common stock $0.0001 par value (the “Shares”), to be sold to the public by the Selling Shareholders on a best efforts basis without the use of any underwriters.

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (1) Certificate of Incorporation of the Company; (2) By-Laws of the Company; (3) the Registration Statement and all exhibits thereto; and (4) Such other documents and matters of law, as I have deemed necessary for the expression of the opinion herein contained.

In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives.  In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

This opinion is limited to the laws of the State of Nevada and federal law as in effect on the date of the effectiveness of the registration statement, exclusive of state securities and blue-sky laws, rules and regulations.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated under the laws of the state of Nevada, the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement.  The Shares, when sold, were legally issued, fully paid and non-assessable Shares of the Company.

The authorized capital stock of the Company consists of Seven Hundred Million (700,000,000) shares of common stock,  of which there are Two Hundred and Sixty Million (260,000,000) shares of Class A Common Stock, par value $0.0001 outstanding and Two Million Shares (2,000,000) shares of Class B Common Stock, par value $0.001 outstanding .  Proper corporate proceedings have been taken to validly authorize such authorized capital stock and all the outstanding shares of such capital stock. The shares have been duly authorized, legally issued, fully paid, and are non-assessable under the laws of the state of Nevada.

We hereby consent to to be named in the registration statement  in the section caption “Legal Representation” and of the reference to this opinion and of the use of this opinion as an exhibit to the Registration Statement.

In giving this consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder.  Nor do we admit that we are experts with respect to any part of the Registration Statement or the prospectus within the meaning of the term “expert” as defined in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,
Law Offices of Darryl Sheetz

/s/  Darryl Sheetz
Darryl Sheetz